EXHIBIT 5.1
February 26, 2020
California Resources Corporation
27200 Tourney Road, Suite 200
Santa Clarita, CA 91355

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel for California Resources Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company of common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering amount of up to 6,000,000 shares of Common Stock (the “Shares”). The Shares are being offered and sold by the Company pursuant to a prospectus (the “Prospectus”) forming a part of a Registration Statement on Form S-3 under the Securities Act of 1933 (as amended, the “Securities Act”), filed with the Securities and Exchange Commission on November 16, 2018 and as amended by the Post-Effective Amendment No. 1 and the Post-Effective Amendment No. 2, each filed on the date hereof (collectively, the “Registration Statement”).
In connection with the opinion expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation of the Company, dated May 31, 2016, (ii) the Amended and Restated Bylaws of the Company, dated November 4, 2015, (iii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement and the Prospectus, (iv) the Registration Statement, and (v) the Prospectus. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
In connection with this opinion, we have assumed that (i) the Shares will be sold in the manner described in the Registration Statement and the Prospectus, (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (iii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares proposed to be sold by the Company have been duly authorized and will be validly issued, fully paid and nonassessable when issued and delivered in the manner described in the Registration Statement and the Prospectus.
The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.
We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the category of persons whose consent is required under the provisions of the Securities Act.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com